UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2017

Commission file no. 333-133184-12

Neiman Marcus Group LTD LLC

(Exact name of registrant as specified in its charter)

Delaware	20-3509435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marcus Square 1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                                           Other Events.

To enhance its liquidity, Neiman Marcus Group LTD LLC (“NMG”), has elected, for the interest period commencing on April 15, 2017 and continuing through October 14, 2017, to make payment-in-kind (“PIK”) interest payments in respect of its $600 million aggregate principal amount of outstanding 8.75%/9.50% Senior PIK Toggle Notes due 2021 (the “PIK Notes”) in lieu of making cash interest payments.

In connection with this election, on April 14, 2017, NMG delivered notice to U.S. Bank National Association, trustee under the indenture governing the PIK Notes, that NMG will pay PIK interest at the rate of 9.50% for the interest period commencing April 15, 2017.

As of April 1, 2017, NMG had $105.8 million in cash and cash equivalents on hand (inclusive of credit card receivables) and $423.2 million of unused borrowing availability under its $900 million asset-based revolving credit facility.

Prior to the beginning of each eligible interest period in the future, NMG will evaluate whether to elect PIK payments in lieu of cash interest payments, taking into account market conditions and other relevant factors at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS GROUP LTD LLC

Date: April 14, 2017	By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President, General Counsel and Corporate
Secretary